Exhibit 99.1

                                April 28, 1998

                  Data Systems Network Corporation Completes
                              Search for New CFO


FARMINGTON HILLS, MICHIGAN--Data Systems Network Corporation (Nasdaq: DSYSE; Pacific Stock Exchange: DSY) has announced that it has completed its search for a permanent Chief Financial Officer, who is in the process of finishing his current assignment. The company expects to make a formal announcement in mid-May on the appointment. This new appointment has replaced the current interim CFO.

Data Systems also announced that:

- The 1997 audit is expected to be completed within the next few weeks. The work had been delayed due to the replacement of the company's previous auditors. The Company is taking every action to complete the audit as quickly as possible in order to comply with all regulatory compliance issues. The Company has taken write downs of nearly all of its inventory and spare parts carried on the Company's books, and it has significantly increased other reserves and allowances, resulting in a substantial loss for 1997. The Company, in consultation with its auditors, Plante Moran, will determine whether to reflect the charges in 1996 or 1997.

- Plante Moran has helped the Company detect a problem with product costing in the accounting system. The Company is addressing the problem with additional manual controls until the problem can be fully identified and resolved. It is unlikely that any problem with the Company's accounting system would have any material effect on revenues.

Michael W. Grieves, President and CEO of Data Systems Network Corporation also commented on the effect that the recent events would have on first quarter 1998 results. "While the Company expects first quarter revenues of 1998 to be greater than first quarter of 1997, we anticipate revenues to be below forecasts due mainly to the significant amount of focus spent on correcting the recently announced problems. The Company will also report a significant increase in backlog over the same period last year. In addition, certain cost structures, including staffing, were based on higher revenues and those costs will impact the first quarter as a loss. The Company has taken steps to reduce its costs and has gone into the second quarter with a significant backlog of business that was unable to be realized in first quarter."

Data Systems provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on their investments in technology and people. The company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in network management, application development, imaging systems and Year 2000 consulting. Based in Farmington Hills, Michigan, Data Systems has 21 offices.

Certain statements in this release including those relating to the timing of completion of the 1997 audit, the effect of the accounting system problem and projected results for the first quarter of 1998 constitute "forward looking statements" within the meaning of the federal securities laws and are subject to a number of risks and uncertainties. These risks and uncertainties include the time necessary to complete the 1997 audit, the duration and scope of the review of the accounting system concerns and the extent and timing of revenues and costs attributable to the first quarter of 1998 or any additional factors described in the Company's reports filed with Securities and Exchange Commission.

                      For additional information contact:
                     Gabe Werba, Durocher, Dixon and Werba
                                 313-259-4947
                                      or
              Barbara Hauswirth, Data Systems Network Corporation
                                 800-544-2086